Exhibit 99.1

C L G

CONTEMPORARY LIFESTYLE GROUP, LLC AND SUBSIDIARIES

Annual Consolidated Financial Report for the Fiscal Year Ended February 2, 2019

INDEX TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR

CONTEMPORARY LIFESTYLE GROUP, LLC AND SUBSIDIARIES

INDEPENDENT AUDITOR'S REPORT

Board of Directors and Member

Contemporary Lifestyle Group, LLC and Subsidiaries

New York, New York

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of Contemporary Lifestyle Group, LLC and Subsidiaries, which comprise the consolidated balance sheet as of February 2, 2019, and the related consolidated statements of operations, comprehensive income, member’s equity, and cash flows for the fiscal year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Contemporary Lifestyle Group, LLC and Subsidiaries as of February 2, 2019, and the results of their operations and their cash flows for the fiscal year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Crowe LLP

Oak Brook, Illinois

May 24, 2019

CONTEMPORARY LIFESTYLE GROUP, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(Dollar amounts are in thousands)

Fiscal Year Ended February 2, 2019
Net sales	$84,509
Cost of products sold	44,021
Gross profit	40,488
Operating expenses:
Selling, general, and administrative expenses	35,478
Depreciation	1,222
Amortization of intangible assets	1,938
Restructuring charges	36
Management fees	596
Total operating expenses	39,270
Income from operations	1,218
Interest expense, net	(1,040)
Income before income taxes	178
Income tax expense	(102)
Net income	$76

See accompanying notes to the Consolidated Financial Statements.

CONTEMPORATY LIFESTYLE GROUP, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

(Dollar amounts are in thousands)

Fiscal Year Ended February 2, 2019
Net income	$76
Foreign currency translation adjustment	(12)
Comprehensive income	$64

See accompanying notes to the Consolidated Financial Statements.

CONTEMPORARY LIFESTYLE GROUP, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(Dollar amounts are in thousands)

As of February 2, 2019
Assets
Current assets:
Cash	$122
Restricted cash	141
Receivables, net	7,781
Inventories, net	18,601
Prepaid expenses and other current assets	1,957
Total current assets	28,602
Property, plant, and equipment, net	4,417
Intangible assets, net	23,990
Goodwill, net	2,129
Other assets	412
Total assets	$59,550
Liabilities and Member's Equity
Current liabilities:
Short-term borrowings	$17,649
Accounts payable	11,455
Other accrued liabilities	1,966
Total current liabilities	31,070
Deferred income taxes	1,123
Long-term contingent consideration and deferred other	3,316

Commitments and contingencies (Note 6)

Member's equity:
Invested equity	20,706
Accumulated other comprehensive loss	(12)
Retained earnings	3,347
Total member's equity	24,041
Total liabilities and member's equity	$59,550

See accompanying notes to the Consolidated Financial Statements.

CONTEMPORAY LIFESTYLE GROUP, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollar amounts are in thousands)

Fiscal Year Ended February 2, 2019
Operating activities
Net income	$76
Add (deduct) items not affecting operating cash flows:
Depreciation	1,222
Bad debts	66
Amortization of intangible assets	1,938
Deferred income taxes	(67)
Other charges:
Change in fair value of contingent consideration	106
Changes in assets and liabilities:
Receivables	(481)
Inventories	(6,761)
Prepaid expenses and other current assets	812
Accounts payable and other accrued liabilities	1,522
Other assets and liabilities	653
Net cash used in operating activities	(914)
Investing activities
Payments for capital expenditures	(629)
Net cash used in investing activities	(629)
Financing activities
Borrowings from revolving credit facilities	23,284
Payments on revolving credit facilities	(22,200)
Net cash provided by financing activities	1,084
Decrease in cash and restricted cash	(459)
Effect of exchange rates on cash and restricted cash	(12)
Cash and restricted cash, beginning of fiscal year	734
Cash and restricted cash, end of fiscal year	$263
Reconciliation of consolidated balance sheet to cash flows
Cash	$122
Restricted cash	141
Total cash and restricted cash	$263
Supplemental disclosures of cash flow information
Cash payments for interest	$1,004
Cash payments for income taxes	36
Supplemental disclosures of non-cash investing and financing activities
Capital expenditures in accounts payable	$62

See accompanying notes to the Consolidated Financial Statements.

CONTEMPORARY LIFESTYLE GROUP, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF MEMBER’S EQUITY

(Dollar amounts are in thousands)

	Invested Equity	Retained Earnings	Accumulated Other Comprehensive Loss	Total Member's Equity
Balance as of February 4, 2018	$20,706	$3,271	$—	$23,977
Comprehensive income:
Net income	—	76	—	76
Foreign currency translation adjustment	—	—	(12)	(12)
Balance as of February 2, 2019	$20,706	$3,347	$(12)	$24,041

See accompanying notes to the Consolidated Financial Statements.

CONTEMPORARY LIFESTYLE GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts are in thousands)

Note 1. Summary of Significant Accounting Policies

(A) Description of Business:    Contemporary Lifestyle Group, LLC (“CLG” or the “Company”), together with its wholly-owned subsidiaries Rebecca Taylor, Inc. (“Rebecca Taylor”) and Parker Lifestyle, LLC (“Parker”), is a leading designer, manufacturer, and marketer of women’s premium contemporary apparel. The Company’s distribution channels include wholesale, e-commerce, and Company operated retail stores. Products are sourced from contract manufacturers, primarily in the Eastern Hemisphere and are manufactured to meet product specification and labor standards.

(B) Basis of Presentation:    The accompanying consolidated financial statements of CLG have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). CLG is a holding company that conducts all of its business operations through its wholly-owned subsidiaries, Rebecca Taylor & Parker.

The consolidated financial statements include CLG’s accounts and the accounts of its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated. In the opinion of CLG management, the consolidated financial statements contain all adjustments (consisting solely of normal recurring adjustments) and disclosures necessary for a fair statement.

(C) Fiscal Year:    CLG operates on a fiscal calendar widely used by the retail industry that results in a given fiscal year consisting of a 52 or 53-week period ending on the Saturday closest to January 31 of the following year. Fiscal year 2018 consisted of a 52-week period. Reference to “fiscal year 2018” or “fiscal 2018” refer to the fiscal year ended February 2, 2019.

(D) Use of Estimates:    The preparation of consolidated financial statements in conformity with GAAP requires that CLG management make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the consolidated financial statements and the reported amounts of sales and expenses during the reporting period. Estimates are adjusted when necessary to reflect actual experience. Significant estimates and assumptions may affect many items in the consolidated financial statements. These include sales discounts, returns, allowances, valuations of goodwill and other identified intangible assets, valuations of contingent consideration, income tax liabilities and assets and related valuation allowances, inventory obsolescence, and other contingencies. Actual results may differ from those estimates and assumptions.

(E) Cash and Restricted Cash:     The effect of foreign currency exchange rate fluctuations on cash was not significant for fiscal 2018.  Restricted cash is earmarked as collateral with Wells Fargo Bank N.A. for the use of corporate credit cards.  The fiscal 2018 balance was $141.

(F) Accounts Receivable and Concentration of Credit Risk:    CLG maintains an allowance for trade accounts receivable estimated to be uncollectible.  The activity in this allowance was summarized as follows:

Fiscal Year 2018
Balance, beginning of fiscal year	$235
Provisions for bad debt expense	66
Bad debts written off, net of recoveries	(135)
Balance, end of fiscal year	$166

The provision for bad debts is included in selling, general, and administrative expenses. Substantially all trade receivables are derived from sales to retailers and are recorded at the invoiced amount and do not bear interest. CLG performs ongoing credit evaluations of its customers’ financial conditions and requires collateral as deemed necessary. Account balances are charged off against the allowance when it is believed that the receivable will not be collected.

CONTEMPORARY LIFESTYLE GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts are in thousands)

Trade accounts receivable are recorded net of allowances for expected future chargebacks from customers. It is the nature of the apparel industry that wholesalers like CLG face significant pressure from major department store customers in the retail industry to provide allowances to compensate for customer margin shortfalls. This pressure often takes the form of customers requiring markdown allowances on prior shipments as a prerequisite for obtaining future orders. Pressure for these markdown allowances is largely determined by overall retail sales performance and, more specifically, the performance of CLG’s products at retail. To the extent customers have more of CLG’s goods on hand at the end of the season, there will be greater pressure for the Company to grant markdown allowances on prior shipments. Trade accounts receivable balances are reported net of expected allowances for these matters based on the historical level of markdown allowances required and estimates of the level of markdown allowances that will be required in the coming season in order to collect the receivables. CLG evaluates the allowance balances on a continual basis and adjusts them as necessary to reflect changes in anticipated allowance activity. The Company also provides an allowance for sales returns based on historical return rates and expected future return rates which is addressed further in the discussion of sales recognition below.

Accounts receivable from three customers accounted for more than 10% of gross accounts receivable as of February 2, 2019.  These three customers represented 20%, 19%, and 16% of gross accounts receivable as of February 2, 2019.  In fiscal 2018, sales to two customers each accounted for more than 10% of the Company’s gross sales.  These sales represented 17% and 15% of fiscal 2018 gross sales.

(G) Inventories, Cost of Products Sold and Major Suppliers:    Inventories are stated at the lower of cost or net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation.  Cost is determined using the first-in, first-out method. The cost of inventories include purchase costs as well as sourcing, pre-production samples, transportation, duty, and other processing costs associated with acquiring, importing, and preparing inventories for sale. The cost of inventories are included in cost of products sold at the time of their sale. In addition to the costs of inventories, other costs included in cost of products sold are distribution costs. Product development costs are expensed in selling, general, and administrative expense when incurred. Inventories are reduced to the net realizable value when there are factors indicating that certain inventories will not be sold on terms sufficient to recover their cost. Inventories consisted of the following:

February 2, 2019
Finished goods	$19,214
Less: obsolescence reserve	(613)
Inventories, net	$18,601

In-transit inventories at the end of fiscal 2018 were $6,589.  In-transit inventories are recorded to reflect when product ownership passes from the manufacturer to the Company, even though the inventories have not yet been physically received at their final destination.  In-transit inventories are recorded at factory cost plus estimated import duties and freight.

The Company has three major suppliers that accounted for approximately 46% of inventory purchases for fiscal 2018.  Amounts due to these suppliers was $2,912 of which $261 is included in accounts payable and $2,651 is included in other accrued liabilities in the accompanying consolidated balance sheet as of February 2, 2019.

CONTEMPORARY LIFESTYLE GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts are in thousands)

(H) Property, Plant, and Equipment:  Property, plant, and equipment are stated at cost, unless acquired through acquisition of a business in which case such property, plant, and equipment are stated at fair value at the time of acquisition. Depreciation is computed on the straight-line method over estimated useful lives of three to 10 years for machinery and equipment. Leasehold improvements are amortized on the straight-line basis over the shorter of their estimated useful lives or the remaining lease term, excluding renewal terms. Capitalized software is amortized on the straight-line basis over the estimated economic useful life of the software, generally three to five years.  Furniture and fixtures are amortized on the straight-line basis over the estimated economic useful life, generally three to seven years.  The property, plant, and equipment were summarized as follows:

February 2, 2019
Leasehold improvements	$5,416
Machinery and equipment	677
Furniture and fixtures	1,795
Capitalized software	1,371
Construction in progress	373
Total property, plant, and equipment	9,632
Less: accumulated depreciation and amortization	(5,215)
Property, plant, and equipment, net	$4,417

(I) Impairment of Definite-lived Intangible and Long-lived Assets:    CLG reviews long-lived assets with a finite life for existence of facts and circumstances, which indicate that the asset’s useful life is shorter than previously estimated or the carrying amount may not be recoverable from future operations based on undiscounted expected future cash flows. Impairment losses are then recognized in operating results to the extent discounted expected future cash flows are less than the carrying value of the asset. CLG completed its review of long-lived assets in the fourth quarter of fiscal 2018, which did not result in an impairment charge.

(J) Goodwill and Indefinite-lived Intangible Assets:    As of February 2, 2019, the Company had goodwill of $2,129 and indefinite-lived intangible assets of $16,906 recognized on its consolidated balance sheet. Goodwill represents the excess of the cost of acquired businesses over the fair market value of the identifiable net assets. Indefinite-lived intangible assets are primarily Company-owned tradenames. Goodwill and other indefinite-lived intangible assets are tested for impairment at least annually and in an interim period if it appears more likely than not that the carrying amount of an asset exceeds its fair value. CLG completed its annual impairment testing of goodwill and indefinite-lived intangible assets during the fourth quarter of fiscal 2018, which resulted in no impairment charge to goodwill and intangible assets.

Determining the fair value of goodwill and other intangible assets is judgmental in nature and requires the use of significant estimates and assumptions, including revenue growth rates and operating margins, cash flow projections, royalty rates, discount rates, and future market conditions, among others. It is possible that estimates of future operating results could change adversely and impact the evaluation of the recoverability of the carrying value of goodwill and intangible assets and that the effect of such changes could be material.

CLG had $7,084 of definite-lived intangible assets recorded on its consolidated balance sheet as of February 2, 2019, which are primarily comprised of customer relationships. These are amortized on a straight-line basis over their useful lives of 10 years.

See Note 2 and Note 3 to the consolidated financial statements for more information on the details surrounding goodwill and intangible assets, as well as any impairment charges.

CONTEMPORARY LIFESTYLE GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts are in thousands)

(K) Deferred Rent and Deferred Lease Incentives:    Certain of the Company’s operating leases contain predetermined fixed escalations of the minimum rentals during the original term of the lease. For these leases, the related rental expense is recognized on a straight-line basis over the life of the lease, and the difference between the amount charged to operations and amounts paid as deferred rent is recorded. Certain of the Company’s retail store leases contain provisions for contingent rent, typically a percentage of retail sales once a predetermined threshold has been met. These amounts are expensed as incurred. Additionally, CLG receives lease incentives in certain leases. These allowances have been deferred and are amortized on a straight-line basis over the life of the lease as a reduction of rent expense.  As of the end of fiscal 2018, the long-term deferred balance of $2,225 was recorded within long-term contingent consideration and deferred other and the short-term deferred balance of $315 was recorded within other accrued liabilities on the consolidated balance sheet.

(L) Foreign Currency Translation:    The financial statements of foreign operations are translated into United States of America dollars. Where the functional currency of a foreign operation is its local currency, income statement items are translated using the current exchange rate on the date the transactions are recognized, and balance sheet accounts are translated using fiscal year end exchange rates. Gains and losses resulting from translation are reported as a separate component of other comprehensive income within member’s equity on the consolidated statement of comprehensive income.

(M) Sales Recognition:    Sales are recognized when goods are shipped in accordance with customer orders for the Company’s wholesale business and e-commerce business, and at the point of sale in its Company-owned retail stores. The estimated amounts of sales discounts, returns, and allowances are accounted for as reductions of sales when the associated sale occurs. These estimated amounts are adjusted periodically based on changes in facts and circumstances when the changes become known.  Accrued discounts, returns, and allowances are included as an offset to accounts receivable in the consolidated balance sheet for the Company’s wholesale and e-commerce businesses. The activity in the accrued discounts, returns, and allowances account is summarized as follows:

Fiscal Year 2018
Balance, beginning of fiscal year	$4,956
Provision	9,391
Utilization	(9,296)
Balance, end of fiscal year	$5,051

For the wholesale business, amounts billed to customers for shipping and handling costs are recorded as a reduction to expense and are recorded in selling, general, and administrative expenses in the consolidated statement of operations. For the e-commerce business, amounts billed to customers for shipping and handling costs are recorded within net sales. The Company’s stated terms are FOB shipping point. There is no stated obligation to customers after shipment, other than specifically set forth allowances or discounts that are accrued at the time of sale. The rights of inspection or acceptance contained in certain sales agreements are limited to whether the goods received by customers are in conformance with the order specifications.

CONTEMPORARY LIFESTYLE GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts are in thousands)

(N) Income Taxes:    The Company accounts for income taxes using the asset and liability method. Under this method, deferred income tax assets and liabilities are recognized for the future income tax consequences of temporary differences between the carrying amounts and income tax bases of assets and liabilities at enacted rates. The appropriateness of valuation allowances is determined in accordance with the “more likely than not” recognition criteria. CLG recognizes income tax positions in the consolidated balance sheet as the largest amount of income tax benefit that is greater than 50% likely of being realized upon ultimate settlement with income tax authorities assuming full knowledge of the position and all relevant facts. Accrued interest and penalties related to unrecognized income tax benefits are included in income tax expense in the consolidated statement of operations.  Accounting Standards Codification “ASC” Topic 740, Income Taxes, provides a comprehensive model for the recognition, measurement, and disclosure of uncertain income tax positions that the Company has taken, or expects to take, on a tax return. As of February 2, 2019, management evaluated the Company’s tax positions and concluded that the Company had taken no uncertain tax positions that required adjustment to the balance sheet to comply with the provisions of this guidance.

(O) Marketing and Advertising:     Marketing and advertising expense recorded within selling, general, and administrative expenses on the consolidated statement of operations was $5,523 for fiscal 2018.

(P) Recent Accounting Pronouncements:

Recently Adopted Accounting Pronouncements

In November 2016, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2016-18, “Statement of cash flows (Topic 230): Restricted cash”. This guidance requires the statement of cash flows to explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The Company adopted this guidance in the first quarter of fiscal 2018 using the retrospective transition method. The Company’s restricted cash is earmarked as collateral with Wells Fargo Bank N.A. for the use of corporate credit cards.  The fiscal 2018 balance was $141.

Recently Issued Accounting Pronouncements

In January 2017, the FASB issued Accounting Standards Update (“ASU”) No. 2017-04, “Intangibles-Goodwill and Other (Topic 350): Simplifying the test for goodwill impairment”. The guidance removes “step two” of the goodwill impairment test, which requires a hypothetical purchase price allocation. A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. The guidance is effective for interim and annual impairment tests in fiscal years beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company is currently evaluating the impact the new guidance will have on the consolidated financial statements and disclosures.

In February 2016, the FASB issued ASU 2016-02: “Leases (Topic 842)”, a new lease accounting standard. The guidance requires lessees to recognize right-of-use lease assets and lease liabilities on the balance sheet for those leases currently classified as operating leases. In July 2018, the FASB issued ASU 2018-11: “Leases (Topic 842): Targeted improvements” which provides companies with an additional transition method to apply the new guidance at the adoption date instead of the earliest period presented in the financial statements. This ASU is effective beginning with the Company’s fiscal 2021 year, with early adoption permitted. The Company expects to utilize this transition method upon adoption. The Company is currently compiling an inventory of lease arrangements in order to determine the impact the new guidance will have on the consolidated financial statements and disclosures.

CONTEMPORARY LIFESTYLE GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts are in thousands)

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”.  This guidance on revenue recognition accounting requires entities to recognize revenue when promised goods or services are transferred to customers and in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Since its issuance, the FASB has amended several aspects of the new guidance. The Company plans to adopt this guidance in the first quarter of fiscal 2019 using the modified retrospective cumulative effect transition method. The Company’s assessment efforts included reviewing current accounting policies, processes and arrangements to identify potential differences that could arise from the application of the new guidance. The impact to the financial statements of this adoption are related to the change in balance sheet classification of the sales returns reserves. The impact is not expected to be material.

Note 2. Impairment and Restructuring Charges

Indefinite-lived intangible assets are not amortized but are tested for impairment annually during the fourth quarter of the fiscal year and in an interim period if a triggering event were to occur during the year.

Definite-lived intangible assets are amortized and tested for impairment if a triggering event occurs during the fiscal year.

The Company completed its annual impairment testing of goodwill and indefinite-lived intangible assets during the fourth quarter of fiscal 2018 which resulted in no impairment charges.  It is possible that CLG’s estimates of future operating results could change adversely and impact the evaluation of the recoverability of the carrying value of goodwill and indefinite-lived intangible assets, and that the effect of such changes on the consolidated financial statements could be material. While CLG management believes that the current recorded carrying value of CLG’s goodwill and indefinite-lived intangible assets as of February 2, 2019 was not impaired, there can be no assurance that a significant non-cash write down or write-off will not be required in the future.

Restructuring charges are comprised of expenses associated with efforts to continuously improve operational and organizational efficiency. These expenses result from numerous individual actions implemented across the Company on an ongoing basis. For fiscal 2018, restructuring charges of $36 resulted from closing one of the Rebecca Taylor retail locations.

Note 3. Goodwill and Intangible Assets

Goodwill balance as of February 2, 2019 were as follows:

	Gross Amount	Accumulated Impairment	Net Book Value
Goodwill Balance as of February 2, 2019:	$23,130	$(21,001)	$2,129

There were no changes to the goodwill balance for fiscal 2018.

Identifiable indefinite-lived intangible assets consist of Company-owned tradenames. Indefinite-lived intangible asset balances as of February 2, 2019 were as follows:

	Gross Amount	Accumulated Impairment	Net Book Value
Tradename Balance as of February 2, 2019:	$22,236	$(5,330)	$16,906

There were no changes to the tradename balance for fiscal 2018.

CONTEMPORARY LIFESTYLE GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts are in thousands)

Identifiable definite-lived intangible assets consist of Company-owned customer relationships. Definite-lived intangible assets balances and changes therein subsequent to the February 3, 2018 consolidated balance sheet were as follows:

	Gross Amount	Accumulated Amortization	Net Book Value
Balance as of February 4, 2018:	$19,385	$(10,363)	$9,022
Definite-lived intangible assets:
Amortization of customer relationships	—	(1,938)	(1,938)
Balance as of February 2, 2019:	$19,385	$(12,301)	$7,084

Amortization expense for each of the fiscal years 2019 to 2023 and thereafter is expected to be as follows:

Future Amortization
2019	$1,939
2020	1,855
2021	940
2022	940
2023	940
Thereafter	470
Total future amortization expense	$7,084

Note 4. Short-Term Borrowings

On July 23, 2014, Parker, as borrower, and Sun Capital Partners V, L.P., as guarantor, entered into a Loan Authorization Agreement with BMO Harris Bank N.A., as lender, for a revolving credit facility.  On December 21, 2016, that facility was amended to include Rebecca Taylor.  The current maximum credit line is $25,000 (the "BMO Obligations") subject to a maximum credit limit, which requires that the sum of (i) the aggregate principal amounts of loans outstanding, (ii) the aggregate undrawn stated amount of letters of credit issued under the credit facility, and (iii) the aggregate amount of any unreimbursed draws under any letters of credit issued, shall not exceed the credit limit. The maximum availability under the revolving credit facility was $24,433 as of February 2, 2019. Any letters of credit issued under the BMO Obligations credit facility are subject to the same maximum credit line.

Interest accrues on the BMO Obligations at a rate equal to the greater of (i) the reference bank's prime rate plus the prime rate margin (0.50%) or (ii) the LIBOR quoted rate plus the LIBOR margin (3.25%) to each day’s ending loan balance. The interest rate as of February 2, 2019 was 6.0% and the average interest rate for borrowings outstanding under the credit facility for fiscal 2018 was 5.7%. Such interest is paid quarterly. At the option of the Company, such interest can be paid in cash or by adding such interest to the unpaid principal balance of the loan through a loan on each interest payment date. CLG elected to pay the interest in cash during fiscal year 2018. BMO Obligations are payable on demand with a 10-day grace period and are used to fund on-going working capital requirements.  As of February 2, 2019, CLG has recorded $17,649 for the outstanding balance of the loan, which was recorded as short-term borrowings on the consolidated balance sheet.

Note 5. Leases

CLG leases showroom, office space, retail stores, and certain equipment under operating leases that have terms extending to fiscal 2027, excluding renewal terms. Most of the real estate leases contain covenants that require CLG to pay real estate taxes, insurance, and other executory costs.  Certain of these leases for the retail stores required contingent rent payments, kick-out clauses, and/or opt-out clauses, based on the operating results of the retail operations utilizing the leased premises.  Rent under operating leases with scheduled rent changes or lease concessions are recorded on a straight-line basis over the

CONTEMPORARY LIFESTYLE GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts are in thousands)

lease term. Rent expense under all operating leases of CLG’s operations was $4,500 for fiscal 2018 and was recorded in selling, general, and administrative expenses in the consolidated statement of operations.

The future minimum lease payments, as of February 2, 2019, under non-cancelable operating leases that have initial or remaining lease terms more than one year are as follows for fiscal years after fiscal 2018:

Operating Lease Payments
2019	$4,252
2020	4,301
2021	3,964
2022	3,873
2023	1,772
Thereafter	1,841
Total minimum lease payments	$20,003

Note 6. Commitments and Contingencies

Parker Contingent Consideration

Effective on July 23, 2014, Parker, a wholly-owned subsidiary of Parker Holdings, LLC, acquired certain net assets from Rosgin, Ltd., and all the related business activities of the Parker business. Contingent consideration will be paid to the seller if Parker meets certain EBITDA performance targets. If the performance targets are met, annual payments will be due 135 days following the end of the 2015 through 2019 fiscal years (the “Parker Earn-Out Amounts”). An additional payment will be due 135 days following the end of the 2019 fiscal year if Parker meets the cumulative EBITDA target from the 2015 through 2019 fiscal years (the “Parker Earn-Up Amount”). The maximum contingent consideration is not limited.

An estimate of the future contingent consideration was recorded at its fair value at the time of the acquisition of Parker.  The recorded obligation was remeasured in the fourth quarter of fiscal 2017 to reflect changes in the fair value based upon updated management projections of EBITDA.  As of February 2, 2019, CLG has recorded $526, for the fair value of the Parker contingent consideration, which was recorded within long-term contingent consideration and deferred other on the consolidated balance sheet.

Letters of Credit

In lieu of a cash security deposit for an operating lease agreement, the Company maintained a standby letter of credit which amounted to approximately $567 at February 2, 2019.

CONTEMPORARY LIFESTYLE GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts are in thousands)

Note 7. Income Taxes

Income tax expense consisted of the following:

Fiscal Year 2018
Current:
Domestic:
Federal	$85
State	81
Foreign	3
Total current	169
Deferred:
Domestic:
Federal	(416)
State	346
Foreign	3
Total deferred	(67)
Total income tax expense	$102

The sources of income before income taxes were:

Fiscal Year 2018
United States of America	$172
Foreign	6
Total	$178

Current income taxes are the amounts payable under the respective income tax laws and regulations on current year earnings.  CLG’s effective income tax rate on pretax earnings for fiscal 2018 was 57.3%. The rate differed from the statutory rate in the United States of America of 21% for fiscal 2018 primarily due to the incurrence of valuation allowance, offset in part by state income taxes.

A reconciliation of the federal statutory income tax rate to the effective tax rate is as follows:

Fiscal Year 2018
Statutory federal rate	21.0%
State taxes, net of federal benefit	238.7%
Valuation allowance	(341.2)%
Return to provision adjustment	89.1%
Impact of TCJA and other changes in tax law	(28.0)%
Non-deductible expenses	6.5%
Rate differential on foreign income	0.8%
Other	70.4%
Total	57.3%

CONTEMPORARY LIFESTYLE GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts are in thousands)

Deferred income tax assets and liabilities consisted of the following:

February 2, 2019
Deferred tax assets:
Depreciation and amortization	$5,267
Employee related costs	319
Allowance for asset valuations	749
Accrued expenses	7
Net operating losses	1,899
Other	680
Total deferred income tax assets	8,921
Less: valuation allowance	(6,929)
Net deferred income tax assets	1,992
Deferred tax liabilities:
Earn-out liability	(3,092)
Foreign income tax	(23)
Total deferred income tax liabilities	(3,115)
Net deferred income tax liabilities	$(1,123)
Included in:
Deferred income taxes	$(1,123)
Net deferred income tax liabilities	$(1,123)

The significant types of temporary differences that gave rise to the deferred income tax balances as of February 2, 2019 were intangible asset amortization, contingent consideration, and accrued expenses. As of February 2, 2019, a federal net operating loss totaling $7,702 was available for carryforward to offset future taxable income. Except for the net operating loss generated in fiscal 2018, this net operating loss will begin to expire in fiscal 2037.  For fiscal year 2018, the Company generated a federal net operating loss in the amount of $1,179 which will be carried forward indefinitely. The Company records a valuation allowance for temporary differences for which it is more likely than not that the Company will not receive future tax benefits. At February 2, 2019, the Company recorded valuation allowance of $6,929 due to the uncertainty regarding the realization of such deferred tax assets, to offset the benefits of net operating losses generated during those years.

Federal income taxes are provided on earnings of foreign subsidiaries except to the extent such earnings are currently expected to be permanently reinvested abroad. The Company does not currently consider any undistributed foreign earnings to be permanently reinvested abroad as of February 2, 2019.

CLG includes accrued interest and penalties on underpayments of income taxes in its income tax provision. As of February 2, 2019, there were no interest and penalties accrued on the Company’s consolidated balance sheet.  Interest is computed on the difference between the income tax position recognized net of any unrecognized income tax benefits and the amount previously taken or expected to be taken in the Company’s income tax returns.

CLG’s federal and most state income tax returns from 2015 and forward are still subject to examination.  Foreign income tax returns are generally no longer subject to examination for fiscal 2014 and prior.

Note 8. Related Party Transactions

Management Fees

As of December 21, 2016, in connection with the formation of the Company, CLG entered into an Amended and Restated Consulting Agreement with Sun Capital Partners Management V, LLC for a period of 10 years with automatic one-year extensions thereafter. This agreement maintains the provision of substantially all consulting and advisory services by Sun Capital Partners Management V, LLC, as stated

CONTEMPORARY LIFESTYLE GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts are in thousands)

in the Parker Consulting Agreement dated July 23, 2014 and restates the annual management fee payable by CLG between $550 and $650 per year in quarterly installments. This fee is computed on a sliding scale based on annual EBITDA performance. CLG reported $596 for management fees to Sun Capital Partners Management V, LLC in fiscal 2018.

Upon the consummation of certain corporate events involving the Company, CLG is required to pay Sun Capital Partners Management V, LLC, a transaction fee in an amount equal to 1% of the aggregate consideration paid to or by CLG, subject to certain caps as specified in the agreement. There were no transaction fees incurred in fiscal 2018.

Note 9. Litigation

CLG may be a party to legal proceedings that arise in the ordinary course of its business.  Although the outcome of such items cannot be determined with certainty, CLG management believes that the ultimate outcome of these items, individually and in the aggregate, will not have a material adverse impact on the Company’s financial position.

Note 10. Fair Value Measurements

ASC Subtopic 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. This guidance outlines a valuation framework, creates a fair value hierarchy to increase the consistency and comparability of fair value measurements, and details the disclosures that are required for items measured at fair value. A three-tiered hierarchy draws distinctions between market participant assumptions based on (i) observable inputs such as quoted prices in active markets (Level 1), (ii) inputs other than quoted prices in active markets that are observable either directly or indirectly (Level 2) and (iii) unobservable inputs that require the Company to use present value and other valuation techniques in the determination of fair value (Level 3). The following table presents information about assets and liabilities required to be carried at fair value on a recurring basis as of February 2, 2019:

	February 2, 2019
	Level 1	Level 2	Level 3	Total
Liabilities:
Long-term contingent consideration	$—	$—	$526	$526

The Company primarily applies the income approach for valuing recurring fair value measurements. As of February 2, 2019, liabilities valued using significant unobservable inputs (Level 3) related to contingent consideration stemming from the purchase by Parker Holdings, LLC of certain net assets from Rosgin, Ltd., and all the related business activities of the Parker business, whereby contingent consideration will be paid to the seller if Parker meets certain EBITDA performance targets. As of February 2, 2019, CLG has recorded $526 for the fair value of the Parker contingent consideration, which was recorded within long-term contingent consideration and deferred other on the consolidated balance sheet. Significant unobservable inputs used in the fair value measurement at February 2, 2019 are projections of EBITDA and discount rate assumptions of 14.9% as well as financial results.

The Company did not have any non-financial assets recognized at fair value on a recurring basis at February 2, 2019. At February 2, 2019, the Company believes that the carrying value of cash, receivables and accounts payable approximates fair value, due to the short-term nature of these amounts. The Company’s debt obligations with a carrying value of $17,649 as of February 2, 2019 are at variable interest rates. The carrying value of the Company’s BMO Obligations approximates fair value as the stated interest rate approximates market rates currently available to the Company, which are considered Level 2 inputs.

The Company’s non-financial assets, which primarily consist of goodwill, intangible assets, and property and equipment, are not required to be measured at fair value on a recurring basis and are reported at their carrying values. However, on a periodic basis whenever events or changes in circumstances

CONTEMPORARY LIFESTYLE GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts are in thousands)

indicate that their carrying value may not be fully recoverable (and at least annually for goodwill and indefinite-lived intangible assets), non-financial assets are assessed for impairment and, if applicable, written down to (and recorded at) fair value.

Note 11. Subsequent Events

CLG evaluated its consolidated financial statements as of and for the fiscal year ended February 2, 2019, for subsequent events through May 24, 2019, the date the consolidated financial statements were available to be issued. During this time, the Company closed one of its seven retail stores on April 1, 2019.